                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): July 18, 2003

                               DOR BioPharma, Inc.
             (Exact name of registrant as specified in its chapter)

          Delaware                    1-14778                    41-505029
(State or other jurisdiction        (Commission                (IRS Employer
     of incorporation)              File Number)            Identification No.)

   28101 N Ballard, Lake Forest, IL                                   60045
(Address of principal executive offices)                            (Zip Code)


        Registrant's telephone number, including area code (847) 573-8990

           ----------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE.

Pursuant to Subscription Agreements dated as of July 18, 2003, DOR BioPharma, Inc. ("DOR") entered into definitive agreements to sell an aggregate of (i) 6,796,919 shares of its common stock at $0.796 per share and (ii) warrants exercisable for 6,796,919 shares of common stock, to selected institutional and accredited investors. The gross proceeds from this private placement will, upon satisfaction of all the requirements of the private placement, be $5,410,348. All of the proceeds from this placement were placed into an escrow account with US Bank Trust National Association, pending stockholder approval of (i) an amendment to DOR's certificate of incorporation increasing the number of authorized shares of common stock from 50,000,000 to 100,000,000 and (ii) the terms of the private placement. Upon stockholder approval of the amendment to the certificate of incorporation and the terms of the private placement and the satisfaction of certain other conditions contained in the subscription agreements, the proceeds from the private placement will be released to DOR and DOR will issue the shares of common stock and the warrants to the subscribers. If DOR's stockholders do not approve the amendment to DOR's certificate of incorporation or the private placement on or prior to September 30, 2003, then
(i) the proceeds from the private placement will be returned to the subscribers and (ii) DOR will be required to pay to each of the subscribers a penalty equal to 25% of the purchase price. DOR will be permitted to pay up to 50% of the penalty through the issuance of its common stock, valued at the closing price of DOR's common stock for the 5 days preceding the penalty payment. If DOR receives the required stockholder approvals and issues the common stock and warrants, each of the subscribers will have a right of first refusal on all future issuances of equity securities by DOR until July 18, 2004. The subscribers are not permitted to engage in "short" sales of DOR's stock until two months after the date of issuance of the common stock and warrants. DOR is required to file a registration statement for the securities sold in the private placement within thirty days of the issuance of the common stock and warrants. If the registration statement is not declared effective by the SEC within 120 days of the issuance of the common stock and warrants, DOR will be required to pay a 2% cash penalty to the subscribers for each month the securities remain unregistered. Steve Kanzer, a member of DOR's board of directors, subscribed for $100,000 in common stock and warrants.

TERMS OF THE WARRANTS

The exercise price on the warrants is $0.8756 per share of common stock and the warrants are exercisable until 5 years from the original date of issuance of the warrant; provided however, that upon notice to the subscribers, DOR may accelerate the expiration date of the warrants, to 60 days from the date of notice, if the closing price for DOR's common stock is greater than $2.62 per share for a period of twenty consecutive trading days. If on or prior to July 21, 2004, the shares of common stock issuable upon exercise of the warrants are not registered under an effective registration statement within 120 days of the issuance of the securities, as required by the Subscription Agreements, the warrants will have a cashless exercise feature until the registration statement is declared effective. Until July 18, 2004, the warrants will have weighted average anti-dilution protection with respect to any future issuances of equity securities by DOR at a price below $0.8756 per share.

TERMS OF THE PLACEMENT AGREEMENT

On April 15, 2003, DOR entered into a Placement Agreement with Paramount Capital, Inc. ("Paramount"), pursuant to which, Paramount will receive (i) a placement fee equal to 7% of the gross proceeds on the securities sold to investors introduced to DOR by Paramount or its selected dealers and (ii) warrants to purchase 10% of the securities purchased by such investors, exercisable until July 18, 2008. Paramount has entered in to Selected Dealer Agreements with KJM Securities, Inc. ("KJM") and Accredited Equities, Inc., ("Accredited"), pursuant to which KJM and Accredited will receive certain consideration with respect to investors introduced to DOR by them. Steve Kanzer and Evan Myrianthopoulos, members of DOR's board of directors, are affiliated with Accredited and KJM, respectively, and they may receive consideration in connection with this private placement. If DOR receives stockholder approval of the amendment to the certificate of incorporation and the terms of the private placement, then Paramount or one of its selected dealers will receive (i) approximately $379,000 in gross commissions and (ii) warrants to purchase 1,359,383 shares of common stock.

The shares of common stock and warrants were offered in transactions exempt from registration under the Securities Act of 1933 in reliance upon Rule 506 of Regulation D under Section 4(2) of the Securities Act, as transactions not involving a public offering. Each of the subscribers represented to DOR that it was an "accredited investor" under Rule 501(a) of Regulation D.

On July 21, 2003, DOR issued a press release announcing this private placement. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference

            Exhibits

         99.1     Press Release
         99.2     Escrow Agreement and Amendment

         99.3     Form of Subscription Agreement and related Letter Agreement
         99.4     Form of Warrant

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                      DOR BioPharma
                                                  -------------------------
                                                     DOR BioPharma, Inc.




Date  7/18/03
     ----------
                                              /s/ Ralph M. Ellison
                                              ----------------------------
                                                  Ralph M. Ellison
                                                  Chief Executive Officer